Exhibit 10.22

AMENDMENT TO

EXECUTIVE TRANSITION AGREEMENT

This Amendment to the Executive Transition Agreement (“the Agreement”) between Frank McDowell (“Executive”), and BRE Properties, Inc., (the “Company”), is entered into as of December 13, 2004 (“the Amendment”).

1. Effective Date.

This Amendment shall become effective upon execution by Executive.

2. Termination without Cause.

Pursuant to Section 18.3 of the Agreement, the Company and Executive agree that Executive’s employment with the Company will terminate effective January 1, 2005 and that Executive will receive the compensation set forth in Section 19.4 of the Agreement as a result of such termination without cause, subject to his obligation under Section 19.6 to execute a general release. The amount of the annual bonuses and the number of shares to be issued under the Bonus Arrangements and Performance Stock Award Agreements will be calculated and provided to Executive as soon as practicable, but no later than March 15, 2005. Excluding these three items and accelerated vesting of certain options as outlined in Exhibit A, Executive and the Company agreed that the compensation due to Executive under Section 19.4, is $1,325,359. This amount will be paid to Executive no later than January 21, 2004. Executive agrees to waive 30-day written notice of termination.

3. Additional Consideration.

Although Executive would not have been eligible for company-sponsored health benefits due to the reduction in his hours as of January 1, 2005, the Company nonetheless agrees to pay the equivalent of the Company’s former share of Executive’s health insurance premiums toward Executive’s COBRA premiums through December 31, 2006. In the event that the Company requests that Executive provide any services following the termination of his employment, Executive shall be compensated at a mutually-agreed rate for such services.

4. Surviving and Continuing Obligations.

Executive’s obligations of confidentiality, non-solicitation, and mandatory mediation and arbitration set forth in Sections 16, 17, and 28 of the Agreement survive the termination of Executive’s employment. Executive further agrees that, through December 31, 2006, he will not: (1) compete with the Company in any way, whether on his own behalf or on behalf of others, as a consultant, employee, director, or otherwise; (2) accept employment, a consulting engagement or other relationship that provides remuneration of any kind with an aggregate value of greater than $200,000 per year; (3) serve on boards of directors or advisory boards of business entities involved in development, construction and/or management of multi-family residential housing; or (4) have an active ownership interest in any business entity that competes with the Company.

5. Successors and Assigns.

This Amendment shall be binding upon Executive’s heirs, executors, administrators and other legal representatives and will be binding on and inure to the benefit of the Company, its successors and assigns.

6. Waiver.

No waiver by either party of any condition or provision of this Amendment shall be considered a waiver of any other condition or provision or a waiver of the same condition or provision at another time.

7. [Offset Upon Termination of this Agreement.

The Company shall have the right, without any notice to the Executive, to offset any amounts payable to the Company under the Loan Agreements against any amount payable to the Executive pursuant to this Amendment or the Agreement.]

8. Notices.

Written notices required by this Amendment shall be sent to Company or Executive by certified mail, with a return receipt requested, to Company’s registered address and to Executive’s last shown address on Company’s records, respectively. Such notice shall be deemed to be delivered two days after mailing.

If to Company:	BRE Properties, Inc.
44 Montgomery Street, Suite 3600
San Francisco, CA 94104-4809
Attn: Chairman of the Board and CEO

With copy to:	William E. Borsari
Chairman, Compensation Committee

Or to the current Compensation Committee Chair

And copy to:	Jennifer G. Redmond
Bingham McCutchen LLP
Three Embarcadero Center
San Francisco, CA 94111

If to Executive:	Frank C. McDowell

9. Entire Agreement.

This Amendment and Agreement contain the entire agreement and understanding between the Company and Executive relating to the subject matters herein and supersedes all prior or contemporaneous discussions and agreements between the parties, except as specifically provided herein.

10. Governing Law; Consent to Personal Jurisdiction.

This Amendment shall be governed by the laws of the State of California, without regard to the choice of law provisions of California. Executive expressly consents to personal jurisdiction in the state and federal courts located in California for any lawsuit arising from or relating to this Amendment or the Agreement, without regard to his then-current residence or domicile.

11. Severability.

The invalidity or unenforceability of one or more provisions of this Amendment shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect to the maximum extent of the law.

12. Counterparts.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year first above written.

BRE PROPERTIES, INC.

By:	/s/ William E. Borsari	Date: January 10, 2005
William E. Borsari
Title:	Chair, Compensation Committee,
BRE Properties, Inc. Board of Directors

Executive

/s/ Frank C. McDowell		Date: January 8, 2005
Frank C. McDowell

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